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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 7, 2003

CINCINNATI BELL INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	1-8519 (Commission File Number)	31-1056105 (IRS Employer Identification Number)
	201 East Fourth Street Cincinnati, Ohio (Address of principal executive offices)	45202 (Zip Code)

(513) 397-9900
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Item 7    Financial Statements and Exhibits

  (c)
  Exhibits.

Exhibit Number	Description
Exhibit 99.1	Press Release of Cincinnati Bell Inc. dated November 7, 2003.

Item 9.    Regulation FD Disclosure.

A.
INTRODUCTION

        On November 7, 2003, Cincinnati Bell Inc. (the "Company") announced the pricing of an offering of approximately $540 million principal amount of 8 3/8% Senior Subordinated Notes due 2014 by means of a private placement (the "Offering").

        The net proceeds from the Offering, after deducting the initial purchasers' discounts and fees and expenses related to the Offering, are estimated to be $528.2 million. The Company will use $524.6 million of the net proceeds to purchase all of its outstanding Convertible Subordinated Notes due 2009 at a discounted price equal to 97% of their accreted value on the expected closing date of November 19, 2003. The Company will use the additional net proceeds of $3.6 million to pay fees related to an expected credit facility amendment and to reduce the outstanding borrowings under its revolving credit facility.

        The information contained in this Current Report on Form 8-K, including the exhibit hereto, is neither an offer to sell nor a solicitation of an offer to purchase any of the securities to be offered. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

B.
LIMITATION ON INCORPORATION BY REFERENCE

        In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 9 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 9 is included under this Item 9 in accordance with the procedure guidance in SEC Release No. 33-8216. Inclusion of the information set forth in this Item 9 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

C.
SUPPLEMENTAL INFORMATION

        The following is certain information that will be disclosed by the Company in connection with the Offering.

(1)    SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        Our summary historical consolidated financial data presented below for each of the years ended December 31, 2000, 2001 and 2002 have been derived from, and should be read together with, our audited consolidated financial statements and the related notes. Our summary consolidated financial data presented below as of June 30, 2003 and for the six-month periods ended June 30, 2002 and June 30, 2003 has been derived from our unaudited condensed consolidated financial statements and the related notes for such periods, which in the opinion of our management include all adjustments, consisting only of normal recurring adjustments and other nonrecurring adjustments as disclosed, necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results that may be expected for any other interim period or for a full year. In addition, we have presented certain financial information for the nine-month periods ended September 30, 2002 and 2003. The unaudited summary pro forma consolidated financial information reflects our results of operations for the year ended December 31, 2002 and the six-month period ended June 30, 2003 and our balance sheet as of June 30, 2003, after giving effect to all of the pro forma transactions. See "Unaudited Pro Forma Condensed Consolidated Financial Information." The unaudited pro forma statement of operations gives effect to the pro forma transactions as if they had occurred on January 1, 2002, and the unaudited pro forma balance sheet as of June 30, 2003 gives effect to the pro forma transactions as if they had occurred as of that date, except for the March 26, 2003 financing transactions and June 13, 2003 broadband asset sale, which are included in the actual results as of June 30, 2003. You should read all information contained in the following table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, condensed consolidated financial statements and the related notes contained in our annual and other reports filed with the SEC. The financial data presented below includes the results of the unrestricted subsidiaries unless otherwise indicated.

	Year Ended December 31,				Six Months Ended June 30,
	2000	2001	2002	Pro forma 2002	2002	2003	Pro forma 2003
	(dollars in millions, except per share amounts)
Operating Data
Revenue	$1,973.7	$2,271.6	$2,155.9	$1,307.0	$1,099.0	$931.3	$622.9
Cost of services and products, selling, general and administrative, depreciation and amortization	1,978.1	2,247.3	2,011.4	967.4	1,037.7	790.7	450.4
Restructuring charges (credits)(a)	(0.8)	93.4	37.1	4.6	16.5	(3.4)	—
Asset impairments and other(a)	—	152.0	2,200.9	20.3	—	(0.8)	(0.9)
Gain on sale of broadband assets	—	—	—	—	—	(299.0)	—
Operating income (loss)	(3.6)	(221.1)	(2,093.5)	314.7	44.8	443.8	173.4
Minority interest expense	44.1	51.3	57.6	12.2	29.0	29.9	7.8
Interest expense and other financing costs(b)	163.6	168.1	164.2	254.3	77.2	106.6	122.1
Loss (gain) on investments(c)	356.3	(11.8)	10.7	10.9	—	—	—
Income (loss) from continuing operations before discontinued operations, extraordinary items and cumulative effect of change in accounting principle	(403.3)	(315.8)	(2,431.2)	(69.0)	(51.8)	307.7	43.7
Net income (loss)(d)(e)	$(377.1)	$(286.2)	$(4,222.3)		$(1,842.9)	$393.6
Earnings (loss) per common share from continuing operations(f):
Basic	$(1.95)	$(1.50)	$(11.18)	$(0.33)	$(0.27)	$1.38	$0.16
Diluted	$(1.95)	$(1.50)	$(11.18)	$(0.33)	$(0.27)	$1.34	$0.15
Dividends declared per common share	$—	$—	$—	$—	$—	$—	$—
Weighted average common shares outstanding (millions)
Basic	211.7	217.4	218.4	243.6	218.3	218.9	244.1
Diluted	211.7	217.4	218.4	243.6	218.3	244.9	254.4

	Year Ended December 31,				Six Months Ended June 30,			For the Nine Months Ended September 30,
	2000	2001	2002	Pro forma 2002	2002	2003	Pro forma 2003	2002	2003
	(dollars in millions)
Other Data
Cash flow provided by (used in) operating activities	$328.4	$259.5	$192.6		$23.2	$123.5
Cash flow provided by (used in) investing activities	(851.9)	(534.6)	192.4		268.6	4.2
Cash flow provided by (used in) financing activities	480.6	267.2	(370.1)		(298.4)	(142.5)
Non-cash interest expense	38.7	37.0	47.4		20.5	36.9
EBITDA(g)
Local Segment	$385.5	$407.0	$434.9	$434.9	$215.5	$296.9	$296.9	$324.9	$408.0
Wireless Segment	21.0	60.5	88.2	88.2	43.4	48.8	48.8	69.3	72.1
Other Segment	(18.4)	(1.8)	3.7	3.7	1.7	4.8	4.8	3.2	8.1
Corporate and Eliminations	6.9	(15.1)	145.7	191.6	189.9	(36.4)	(13.2)	172.5	(50.4)

Restricted Group(h)	395.0	450.6	672.5	718.4	450.5	314.1	337.3	569.9	437.8
Broadband Segment(i)	(330.6)	(110.4)	(4,128.6)	(23.0)	(1,981.2)	267.4	(6.2)	(1,929.7)	283.3

Cincinnati Bell Inc. EBITDA(k)	$64.4	$340.2	$(3,456.1)	$695.4	$(1,530.7)	$581.5	$331.1	$(1,359.8)	$721.1

Capital Expenditures
Local Segment	$157.4	$121.4	$80.3		$34.5	$37.2
Wireless Segment	84.2	52.0	29.5		20.8	16.1
Other Segment	0.9	2.0	0.9		0.4	0.4
Corporate and Eliminations	1.3	1.1	0.3		—	—

Restricted Group	243.8	176.5	111.0		55.7	53.7
BRCOM	599.9	472.0	64.9		44.0	3.8

Cincinnati Bell Inc. Capital Expenditures	$843.7	$648.5	$175.9		$99.7	$57.5

Operational Data (as of period end)
Access Lines	1,049,087	1,031,951	1,011,866		1,021,497	1,000,461
Wireless Subscribers	339,222	462,091	470,402		470,802	464,428
DSL Subscribers	39,543	60,790	74,791		67,797	87,259
Consumer Long Distance Lines	373,880	440,957	431,299		438,349	422,069
Business Long Distance Lines	83,274	109,386	123,463		118,491	124,454
Complete Connections® Subscribers	180,473	235,966	288,911		275,023	301,466
						June 30, 2003
						Actual	Pro forma
Financial Position
Property, plant and equipment, net						$925.9	$925.9
Total assets						1,406.9	1,405.4
Total debt(b)						2,443.8	2,412.8
Long term debt(b)						2,194.8	2,377.1
Minority interest(l)						449.2	36.2
6 3/4% Cumulative Convertible Preferred Stock(m)						129.4	129.4
Common shareowners' deficit						(2,109.4)	(1,574.6)

(a)
See Notes 1, 2 and 3 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Notes 1, 2, 4 and 5 of Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(b)
See Note 5 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 6 of Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(c)
See Note 4 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002.

(d)
We adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143") as of January 1, 2003. This statement requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. The removal cost is initially capitalized and depreciated over the remaining life of the underlying asset. The associated liability is accreted over the life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as income or loss on disposition. We determined the Local and Broadband segments did not have a liability under SFAS 143, while the Wireless segment and Other segment did have a liability. We recorded a liability for removal costs at fair value of approximately $2.6 million and an asset of approximately $2.3 million in the first quarter of 2003 related to the Wireless and Other segments. In addition, we recorded a non-recurring increase to net income as a change in accounting principle as of January 1, 2003 of $85.9 million, net of tax. The Local segment recorded $86.3 million of income related to depreciation previously recorded for asset removal costs, offset by $0.4 million of expense recorded in the Wireless segment. The pro forma impact of this accounting change on prior periods is not material. See additional information in Note 1 to the Condensed Consolidated Financial Statements, included in our Form 10-Q for the quarter ended June 30, 2003.

(e)
We adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") on January 1, 2002. SFAS 142 requires cessation of the amortization of goodwill and indefinite lived intangible assets and annual impairment testing of those assets. Intangible assets that have finite useful lives will continue to be amortized. The goodwill test for impairment consists of a two-step process that begins with an estimation of the fair value of a reporting unit. The first step is a screen for impairment and the second step measures the amount of impairment, if any. We completed the first step of the goodwill impairment test for our Wireless and Broadband segments during the first quarter of 2002, which indicated that goodwill of our Broadband segment was impaired as of January 1, 2002. We completed the second step of the valuation for our Broadband segment by June 30, 2002. The valuation indicated an impairment charge of $2,008.7 million, net of taxes, was necessary. The impairment charge was required to be recorded as of January 1, 2002, and is reflected as a cumulative effect of change in accounting principle, net of taxes, in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). See Note 2 to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 for the reconciliation of 2000 and 2001 net loss adjusted to exclude amortization of goodwill and indefinite lived intangible assets pursuant to SFAS 142.

(f)
See Note 10 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 8 of the Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(g)
EBITDA represents net income before depreciation, amortization, interest and income taxes. Refer to Note (j) for the reconciliation of operating income to EBITDA for the segments and Note (k) for the reconciliation of consolidated net income to EBITDA. EBITDA should not be considered as an alternative to net income (loss) or operating income (loss) as an indicator of our operating performance, and may not be comparable with similarly titled measures presented by other companies. We believe EBITDA provides meaningful additional information on our performance, and we measure the operating performance of each of our business segments based on EBITDA.

(h)
EBITDA for the Restricted Group includes the following items:

					For the Six Months Ended June 30,
	For the Year Ended December 31,							For the Nine Months Ended September 30,
				Pro forma 2002			Pro forma 2003
	2000	2001	2002		2002	2003		2002	2003
	(dollars in millions)
Minority interest expense(1)	$44.2	$51.5	$58.1	$12.2	$29.1	$31.0	$7.8	$44.6	$43.6
Income from discontinued operations, net of tax(2)	$27.0	$29.6	$217.6	$217.6	$217.6	—	—	$217.6	$—
Cumulative effect of change in accounting principle, net of tax(3)	$(0.8)	—	—	—	—	$85.9	$85.9	—	$85.9
Gain (loss) on investments(4)	$38.2	$0.2	$(10.9)	$(10.9)	—	—	—	$0.6	—
Other income (expense)(5)	$0.2	$20.6	$(0.6)	$(0.6)	$0.6	$0.2	$0.2	$(0.8)	$0.7
(i)
EBITDA for the Broadband Segment includes the following items:

Asset impairments(6)	—	$152.0	$2,200.6	$20.0	—	—	—	—	—
Cumulative effect of change in accounting principle, net of tax (3)	—	—	$(2,008.7)	—	$(2,008.7)	—	—	$(2,008.7)	—
Gain (loss) on investments (4)	$(394.5)	$11.6	$0.2	—	—	—	—	$(0.2)	—
  (1)
  See Note 8 of Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 9 of the Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on form 10-Q for the quarter ended June 30, 2003.

  (2)
  See Note 14 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.

  (3)
  See Note 1 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002. See Note 1 of Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

  (4)
  See Note 4 of Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.

  (5)
  See Note 4 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002. The year ended December 31, 2001 includes a gain on insurance demutualization of $19.7 million. See Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

  (6)
  See Note 1 of Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.

(j)
See reconciliation of operating income to EBITDA by segment below.

					For the Six Months Ended June 30,
	For the Year Ended December 31,							For the Nine Months Ended September 30,
				Pro forma 2002			Pro forma 2003
	2000	2001	2002		2002	2003		2002	2003
	(dollars in millions)
Local Segment
Operating Income (Loss)	$261.5	$266.5	$285.3	$285.3	$142.5	$147.6	$147.6	$213.0	$227.1
Adjustments:
Depreciation	125.0	140.3	146.7	146.7	71.7	62.3	62.3	109.9	93.9
Amortization	—	—	—	—	—	—	—	—	—
Minority interest income (expense)	—	—	—	—	—	—	—	—	—
Equity loss in unconsolidated entities	—	—	—	—	—	—	—	—	—
Gain (loss) on investments	—	—	—	—	—	—	—	—	—
Other income (expense)	(0.2)	0.2	2.9	2.9	1.3	0.7	0.7	2.0	0.7
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle, net of tax	(0.8)	—	—	—	—	86.3	86.3	—	86.3

EBITDA	$385.5	$407.0	$434.9	$434.9	$215.5	$296.9	$296.9	$324.9	$408.0

Wireless Segment
Operating Income (Loss)	$(2.7)	$37.7	$69.1	$69.1	$34.2	$41.6	$41.6	$56.1	$61.0
Adjustments:
Depreciation	18.2	25.3	30.9	30.9	14.7	15.1	15.1	22.8	22.5
Amortization	3.0	2.9	0.4	0.4	0.4	0.2	0.2	0.5	0.3
Minority interest income (expense)	2.9	(5.2)	(12.2)	(12.2)	(5.9)	(7.8)	(7.8)	(10.0)	(11.5)
Equity loss in unconsolidated entities	—	—	—	—	—	—	—	—	—
Gain (loss) on investments	—	—	—	—	—	—	—	—	—
Other income (expense)	(0.4)	(0.2)	—	—	—	0.1	0.1	(0.1)	0.2
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	(0.4)	(0.4)	—	(0.4)

EBITDA	$21.0	$60.5	$88.2	$88.2	$43.4	$48.8	$48.8	$69.3	$72.1

Other Segment
Operating Income (Loss)	$(24.2)	$(3.7)	$1.7	$1.7	$1.0	$3.6	$3.6	$1.8	$6.6
Adjustments:
Depreciation	5.5	1.8	1.8	1.8	0.7	1.1	1.1	1.3	1.4
Amortization	0.7	—	0.1	0.1	—	0.1	0.1	0.1	0.1
Minority interest income (expense)	—	—	—	—	—	—	—	—	—
Equity loss in unconsolidated entities	—	—	—	—	—	—	—	—	—
Gain (loss) on investments	—	—	—	—	—	—	—	—	—
Other income (expense)	(0.4)	0.1	0.1	0.1	—	—	—	—	—
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	—	—	—	—

EBITDA	$(18.4)	$(1.8)	$3.7	$3.7	$1.7	$4.8	$4.8	$3.2	$8.1

Corporate and Eliminations
Operating Income (Loss)	$(12.6)	$(19.5)	$(12.0)	$(12.0)	$(4.3)	$(12.9)	$(12.9)	$(8.8)	$(18.5)
Adjustments:
Depreciation	0.2	0.4	0.5	0.5	0.5	0.3	0.3	0.4	0.4
Amortization	—	—	—	—	—	—	—	—	—
Minority interest income (expense)	(47.1)	(46.3)	(45.9)	—	(23.2)	(23.2)	—	(34.6)	(32.1)
Equity loss in unconsolidated entities	—	—	—	—	—	—	—	—	—
Gain (loss) on investments	38.2	0.2	(10.9)	(10.9)	—	—	—	0.6	—
Other income (expense)	1.2	20.5	(3.6)	(3.6)	(0.7)	(0.6)	(0.6)	(2.7)	(0.2)
Income from discontinued operations, net of tax	27.0	29.6	217.6	217.6	217.6	—	—	217.6	—
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	—	—	—	—

EBITDA	$6.9	$(15.1)	$145.7	$191.6	$189.9	$(36.4)	$(13.2)	$172.5	$(50.4)

Restricted Group
Operating Income (Loss)	$222.0	$281.0	$344.1	$344.1	$173.4	$179.9	$179.9	$262.1	$276.2
Adjustments:
Depreciation	148.9	167.8	179.9	179.9	87.6	78.8	78.8	134.4	118.2
Amortization	3.7	2.9	0.5	0.5	0.4	0.3	0.3	0.6	0.4
Minority interest income (expense)	(44.2)	(51.5)	(58.1)	(12.2)	(29.1)	(31.0)	(7.8)	(44.6)	(43.6)
Equity loss in unconsolidated entities	—	—	—	—	—	—	—	—	—
Gain (loss) on investments	38.2	0.2	(10.9)	(10.9)	—	—	—	0.6	—
Other income (expense)	0.2	20.6	(0.6)	(0.6)	0.6	0.2	0.2	(0.8)	0.7
Income from discontinued operations, net of tax	27.0	29.6	217.6	217.6	217.6	—	—	217.6	—
Cumulative effect of change in accounting principle, net of tax	(0.8)	—	—	—	—	85.9	85.9	—	85.9

EBITDA	$395.0	$450.6	$672.5	$718.4	$450.5	$314.1	$337.3	$569.9	$437.8

Broadband Segment (BRCOM)
Operating Income (Loss)	$(225.6)	$(502.1)	$(2,437.6)	$(29.4)	$(128.6)	$263.9	$(6.5)	$(156.8)	$297.1
Adjustments:
Depreciation	197.1	273.4	291.1	6.4	143.4	2.2	0.3	217.2	2.4
Amortization	109.8	110.7	24.8	—	12.4	—	—	18.6	—
Minority interest income (expense)	0.1	0.2	0.5	—	0.1	1.1	—	0.2	1.1
Equity loss in unconsolidated entities	(15.5)	(4.0)	—	—	—	—	—	—	—
Gain (loss) on investments	(394.5)	11.6	0.2	—	—	—	—	(0.2)	—
Other income (expense)	(2.0)	(0.2)	1.1	—	0.2	0.2	—	—	(17.3)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle, net of tax	—	—	(2,008.7)	—	(2,008.7)	—	—	(2,008.7)	—

EBITDA	$(330.6)	$(110.4)	$(4,128.6)	$(23.0)	$(1,981.2)	$267.4	$(6.2)	$(1,929.7)	$283.3

(k)
See reconciliation of net income to EBITDA for the consolidated results below:

Cincinnati Bell Inc. Consolidated
Net Income (Loss)	$(377.1)	$(286.2)	$(4,222.3)	$148.6	$(1,842.9)	$393.6	$129.6	$(1,838.9)	$438.4
Adjustments:
Depreciation	346.0	441.2	471.0	186.3	231.0	81.0	79.1	351.6	120.6
Amortization	113.5	113.6	25.3	0.5	12.8	0.3	0.3	19.2	0.4
Interest expense and other financing costs	163.6	168.1	164.2	254.3	77.2	106.6	122.1	117.4	173.8
Income tax expense (benefit)	(181.6)	(96.5)	105.7	105.7	(8.8)	—	—	(9.1)	(12.1)

EBITDA	$64.4	$340.2	$(3,456.1)	$695.4	$(1,530.7)	$581.5	$331.1	$(1,359.8)	$721.1

(1)
See Note 8 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 9 of the Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(m)
See Note 9 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002.

(2)    CAPITALIZATION

        We urge you to read all the information contained in the following table together with our historical financial statements and related notes contained in our annual and other reports filed with the SEC.

        The following table sets forth our capitalization as of June 30, 2003 (1) on an actual basis, (2) as adjusted to give effect to the sale of our broadband business, (3) as further adjusted to give effect to the BRCOM debt exchange offer, (4) as further adjusted to give effect to the BRCOM preferred exchange offer, (5) as further adjusted to give effect to the offering of the 7 1/4% Senior Notes and the use of proceeds therefrom and (6) as further adjusted to give effect to the Offering and the use of proceeds therefrom and related credit facilities amendment. The financial data presented below includes the results of the unrestricted subsidiaries.

	As of June 30, 2003
	Actual	As adjusted for the broadband sale	As adjusted for the broadband sale and the BRCOM debt exchange offer	As adjusted for the broadband sale, the BRCOM debt exchange offer and the BRCOM preferred exchange offer	As adjusted for the broadband sale, the BRCOM debt exchange offer, the BRCOM preferred exchange offer and the 7 1/4% Senior Notes offering	As adjusted for the broadband sale, the BRCOM debt exchange offer, the BRCOM preferred exchange offer, the 7 1/4% Senior Notes offering, the offering of the notes and the credit facilities amendment
Cash and cash equivalents:(a)	$30.1	$49.9	$49.9	$49.9	$49.9	$49.9

Total debt (including current portion):
Revolving credit facility	423.2	423.2	424.0	429.0	380.0	182.2
Term loan facilities
Term Loan A	343.2	343.2	343.2	343.2	151.2	—
Term Loan B	306.3	306.3	306.3	306.3	135.0	—
Term Loan C	136.8	136.8	136.8	136.8	60.3	—
Term Loan D(b)	—	—	—	—	—	525.0

Total credit facilities	1,209.5	1,209.5	1,210.3	1,215.3	726.5	707.2
7 1/4% Senior Notes due 2023	50.0	50.0	50.0	50.0	50.0	50.0
Capital lease obligations and vendor financing	38.4	38.4	38.4	38.4	38.4	38.4
Cincinnati Bell Telephone notes	270.0	270.0	270.0	270.0	270.0	270.0
7 1/4% Senior Notes due 2013	—	—	—	—	500.0	500.0
16% Senior subordinated discount notes	353.5	353.5	353.5	353.5	353.5	353.5
8 3/8% Senior subordinated notes	—	—	—	—	—	540.0
9% Senior subordinated notes (BRCOM)	46.0	46.0	—	—	—	—
Convertible subordinated notes(c)	522.7	522.7	522.7	522.7	522.7	—
Unamortized discount(d)	(46.3)	(46.3)	(46.3)	(46.3)	(46.3)	(46.3)

Total debt	2,443.8	2,443.8	2,398.6	2,403.6	2,414.8	2,412.8
12.5% Preferred stock (BRCOM)	413.0	413.0	413.0	—	—	—
Shareowners' deficit:
6 3/4% Cumulative Convertible Preferred Stock	129.4	129.4	129.4	129.4	129.4	129.4
Common shareowners' deficit	(2,238.8)	(2,201.5)	(2,155.8)	(1,695.3)	(1,703.5)	(1,704.0)

Total shareowners' deficit	(2,109.4)	(2,072.1)	(2,026.4)	(1,565.9)	(1,574.1)	(1,574.6)

Total capitalization	$747.4	$784.7	$785.2	$837.7	$840.7	$838.2

(a)
As adjusted Cash and cash equivalents reflects $19.8 million related to the broadband sale. We expect to use such amounts to settle retained liabilities of our unrestricted subsidiaries.

(b)
Proceeds from the Term Loan D facility will be used to prepay all outstanding term loans under our credit facilities, which totaled $346.5 million on a pro forma basis as of June 30, 2003 after giving effect to the transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Information" (excluding the pro forma adjustments for the offering and credit facilities amendment) and after eliminating intercompany activity, and to permanently pay down our revolving credit facility by $178.5 million. We are currently finalizing the details of the amendment with our bank group.

(c)
Due to the continued accretion of paid-in-kind interest through the November 19, 2003 closing date, we expect the accreted value of the Convertible Subordinated Notes to be $540.8 million. We have entered into a purchase agreement with the holders of the Convertible Subordinated Notes to purchase their notes at a discounted price equal to 97% of the accreted value. We will use $524.6 million of proceeds from the offering to purchase all of the Convertible Subordinated Notes pursuant to the purchase agreement. We will use the additional proceeds of $15.4 million to pay the initial purchasers' discount and fees and expenses related to the offering of $11.8 million, and the remaining $3.6 million to pay fees and expenses related to the credit facility amendment and to reduce the outstanding borrowings under our revolving credit facility.

(d)
The unamortized discount of $46.3 million comprises $45.4 million of discount related to the 16% Senior Notes, $0.4 million of discount related to the 7 1/4% Senior Notes due 2023 and $0.5 million of discount related to the Cincinnati Bell Telephone notes.

(3)    SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        We urge you to read all the information contained in the following table together with our historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our annual and other reports filed with the SEC.

        The selected historical consolidated financial data as of December 31, 1998, 1999, 2000, 2001 and 2002 and for each of the years ended December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from our audited consolidated financial statements and the related notes. The selected historical consolidated financial data as of June 30, 2002 and 2003 and for each of the six-month periods ended June 30, 2002 and 2003, have been derived from our unaudited condensed consolidated financial statements and the related notes for such period, which in the opinion of our management include all adjustments, consisting only of normal recurring adjustments and other nonrecurring adjustments as disclosed, necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results that may be expected for any other interim period or for a full year. The financial data presented below includes the results of the unrestricted subsidiaries.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(dollars in millions, except per share amounts and ratios)
Operating Data
Revenue	$791.6	$1,030.1	$1,973.7	$2,271.6	$2,155.9	$1,099.0	$931.3
Cost of services and products, selling, general and administrative, depreciation and amortization	655.6	921.0	1,978.1	2,247.3	2,011.4	1,037.7	790.7
Restructuring, asset impairments and other(a)	(1.1)	10.9	(0.8)	245.4	2,238.0	16.5	(4.2)
Gain on sale of broadband assets	—	—	—	—	—	—	(299.0)
Operating income (loss)	137.1	98.2	(3.6)	(221.1)	(2,093.5)	44.8	443.8
Minority interest expense (income)	—	(2.7)	44.1	51.3	57.6	29.0	29.9
Interest expense and other financing costs(b)	24.1	61.6	163.6	168.1	164.2	77.2	106.6
Loss (gain) on investments(c)	—	—	356.3	(11.8)	10.7	—	—
Income (loss) from continuing operations before discontinued operations, extraordinary items and cumulative effect of change in accounting principle	56.1	9.8	(403.3)	(315.8)	(2,431.2)	(51.8)	307.7
Net income (loss)(g)(h)	$149.9	$31.4	$(377.1)	$(286.2)	$(4,222.3)	$(1,824.9)	$393.6
Earnings (loss) per common share from continuing operations(d):
Basic	$0.41	$0.06	$(1.95)	$(1.50)	$(11.18)	$(0.27)	$1.38
Diluted	$0.40	$0.05	$(1.95)	$(1.50)	$(11.18)	$(0.27)	$1.34
Dividends declared per common share	$0.40	$0.20	$—	$—	$—	$—	$—
Weighted average common shares outstanding (millions)
Basic	136.0	144.3	211.7	217.4	218.4	218.3	218.9
Diluted	138.2	150.7	211.7	217.4	218.4	218.3	244.9
Financial Position
Property, plant and equipment, net	$697.8	$2,510.9	$2,978.6	$3,059.3	$867.9	$2,930.9	$925.9
Total assets	1,041.8	6,505.4	6,477.6	6,312.0	1,467.6	4,018.7	1,406.9
Long-term debt(b)	366.8	2,136.0	2,507.0	2,702.0	2,354.7	2,543.8	2,194.8
Total debt(b)	553.0	2,145.2	2,521.0	2,852.0	2,558.4	2,605.8	2,443.8
Total long-term obligations(f)	464.6	3,158.3	3,105.0	3,277.5	2,972.8	3,117.0	2,851.6
Minority interest(e)	—	434.0	433.8	435.7	443.9	439.9	449.2
Shareowners' equity (deficit)	142.1	2,132.8	2,021.5	1,678.4	(2,548.3)	(163.5)	(2,109.4)
Other Data
Cash flow provided by (used in) operating activities	$205.9	$314.3	$328.4	$259.5	$192.6	$23.2	$123.5
Cash flow provided by (used in) investing activities	(309.0)	(641.0)	(851.9)	(534.6)	192.4	268.6	4.2
Cash flow provided by (used in) financing activities	99.4	397.2	480.6	267.2	(370.1)	(298.4)	(142.5)
Capital expenditures	143.4	381.0	843.7	648.5	175.9	99.7	57.5
Ratio of earnings to fixed charges(i)	4.9	1.4	—	—	—	—	3.3
Pro forma ratio of earnings to fixed charges(i)	—	—	—	—	—	—	3.5

(a)
See Notes 1, 2 and 3 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Notes 1, 2 and 4 of Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(b)
See Note 5 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 6 of Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(c)
See Note 4 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002.

(d)
See Note 10 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 8 of the Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(e)
See Note 8 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Note 9 of the Notes to Condensed Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(f)
Total long-term obligations comprise long-term debt, other noncurrent liabilities that will be settled in cash, redeemable preferred stock and the BRCOM Preferred Stock, which is classified as minority interest in the Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(g)
We adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143") as of January 1, 2003. This statement requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. The removal cost is initially capitalized and depreciated over the remaining life of the underlying asset. The associated liability is accreted over the life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as income or loss on disposition. We determined the Local and Broadband segments did not have a liability under SFAS 143, while the Wireless segment and Other segment did have a liability. We recorded a liability for removal costs at fair value of approximately $2.6 million and an asset of approximately $2.3 million in the first quarter of 2003 related to the Wireless and Other segments. In addition, we recorded a non-recurring increase to net income as a change in accounting principle as of January 1, 2003 of $85.9 million, net of tax. The Local segment recorded $86.3 million of income related to depreciation previously recorded for asset removal costs, offset by $0.4 million of expense recorded in the Wireless segment. The pro forma impact of this accounting change on prior periods is not material. See additional information in Note 1 to the Condensed Consolidated Financial Statements, included in our Form 10-Q for the quarter ended June 30, 2003.

(h)
We adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") on January 1, 2002. SFAS 142 requires cessation of the amortization of goodwill and indefinite lived intangible assets and annual impairment testing of those assets. Intangible assets that have finite useful lives will continue to be amortized. The goodwill test for impairment consists of a two-step process that begins with an estimation of the fair value of a reporting unit. The first step is a screen for impairment and the second step measures the amount of impairment, if any. We completed the first step of the goodwill impairment test for our Wireless and Broadband segments during the first quarter of 2002, which indicated that goodwill of our Broadband segment was impaired as of January 1, 2002. We completed the second step of the valuation for our Broadband segment by June 30, 2002. The valuation indicated an impairment charge of $2,008.7 million, net of taxes, was necessary. The impairment charge was required to be recorded as of January 1, 2002, and is reflected as a cumulative effect of change in accounting principle, net of taxes, in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). See Note 2 to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2002 for the reconciliation of 2000 and 2001 net loss adjusted to exclude amortization of goodwill and indefinite lived intangible assets pursuant to SFAS 142.

(i)
The ratio of earnings to fixed charges is determined as follows:

	Year Ended December 31,						Six Months Ended June 30,
	1998	1999	2000	2001	2002	Pro forma 2002	2002	2003	Pro forma 2003
	(dollars in millions, except ratio)
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges	$138.7	$107.4	$(348.9)	$(173.1)	$(2,089.4)	$(2,089.4)	$52.6	$450.8	$450.8

Fixed Charges:
Interest expense	24.2	65.5	188.3	191.7	173.3	163.5	82.3	107.2	98.3
Appropriate portion of rentals	3.9	7.7	10.7	13.9	13.5	13.5	6.6	6.6	6.6
Preferred stock dividends of majority subsidiaries	—	3.5	61.7	49.4	48.1	48.2	23.3	23.3	23.3

Total Fixed Charges	$28.1	$76.7	$260.7	$255.0	$234.9	$225.2	$112.2	$137.1	128.2

Ratio of earnings to fixed charges	4.9	1.4	—	—	—	—	—	3.3	3.5
Coverage Deficiency	n/a	n/a	$609.6	$428.1	$2,324.3	2,314.6	$59.6	n/a	n/a

(4)    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        We urge you to read all the information contained in this section together with the historical financial statements and related notes contained in our annual and other reports filed with the SEC.

        The following unaudited pro forma condensed consolidated financial information reflects our results of operations for the year ended December 31, 2002 and the six-month period ended June 30, 2003 and our balance sheet as of June 30, 2003, after giving effect to all of the pro forma transactions described below. The unaudited pro forma statement of operations gives effect to the following transactions as if they had occurred on January 1, 2002, and the unaudited pro forma balance sheet as of June 30, 2003 gives effect to the following transactions as if they had occurred as of that date, except for the March 26, 2003 financing transactions and the June 13, 2003 first stage closing of the sale of our broadband business, which are included in the actual results as of June 30, 2003. The pro forma transactions include the following:

        (a)   The March 26, 2003 financing transactions, which included the following three items:

          1)    Our receipt of $350 million of gross cash proceeds from the issuance of the 16% Notes. The indenture governing the 16% Notes contains covenants, including restrictions on our ability to fund the operations of BRCOM and its subsidiaries. Proceeds from the Goldman mezzanine financing, net of fees related to the Goldman mezzanine financing and the amendment to our credit facilities, were used to pay down borrowings under our credit facilities. In addition, purchasers of the 16% Notes received 17.5 million warrants, each to purchase one share of Cincinnati Bell Common Stock at $3.00 per share, which were valued at $47.5 million upon issuance.

          2)    The amendment of our credit facilities which, among other things, extended the maturity on our revolving credit facility, accelerated the maturity of a portion of our Term Loan A facility, increased the interest rates, revised the financial covenants and allowed for the broadband asset sale.

          3)    The execution of a supplemental indenture in respect of the indenture governing the Convertible Subordinated Notes. The supplemental indenture provides that a bankruptcy of BRCOM and its subsidiaries would not constitute an event of default, amends the definition of change of control by increasing the ownership threshold deemed to be a change of control from 20% of outstanding shares to 45% of outstanding shares and includes covenants restricting our ability to incur debt and consummate certain asset dispositions. The supplemental indenture also adjusted the rate of accretion to 9.00% per annum from March 26, 2003 through July 21, 2004 and to 2.25% per annum from July 21, 2004 to July 21, 2009 (during which period the Convertible Subordinated Notes bear cash interest at a rate of 6.75% per annum payable semi-annually on January 21 and July 21 of each year, commencing on January 21, 2005).

        (b)   The consummation of the sale of our broadband assets pursuant to the asset purchase agreement entered into with CIII Communications LLC and CIII Communications Operations LLC. On June 13, 2003, we consummated the first (and most significant) stage closing of the sale of our broadband business, in which we transferred substantially all of our broadband assets except for those for which state regulatory approval for transfer was still pending and effectively transferred control of our broadband business. In connection with this first stage closing, the buyers paid the cash purchase price of $91.5 million, of which $29.3 million was placed into escrow to support certain potential purchase price adjustments and the portion of the purchase price payable upon the consummation of the second and third stage closings, and issued to us a $17.2 million preliminary promissory note in connection with a purchase price working capital adjustment. The preliminary promissory note is ultimately expected to have no value, which corresponds to the decrease in working capital from May 31, 2003 through the date of the first stage closing. On July 8, 2003, we consummated the second stage closing of the sale of our broadband business, and $10.3 million of the $29.3 million placed into escrow at the first stage closing was paid to us in cash. After the first and second stage closings, the

BRCOM selling subsidiaries had transferred assets in states representing approximately 87.5% of our 2002 broadband revenue to the buyers. On September 4, 2003, we consummated the third stage closing of the sale of our broadband business in which we transferred to the buyer all remaining assets located in states where regulatory approvals had been pending, and the buyer released to us $10.2 million of the cash purchase price that had been held in escrow pending regulatory approval. After the third stage closing, $8.8 million remains in escrow to support certain purchase price adjustments. We expect to receive none of the remaining cash in escrow as it will be used to satisfy post-closing obligations. No adjustments have been made in the unaudited pro forma condensed consolidated financial information for certain post-closing obligations as such amounts are not determinable. Furthermore, the application of the proceeds from the sale has not been reflected. In addition, at the first stage closing the buyers assumed $388.4 million in current and long-term liabilities and approximately $271.1 million of operating contractual commitments.

        Subsequent to the closings, certain disputes arose with respect to the working capital and accounts receivable purchase price adjustments. In October 2003, the BRCOM selling subsidiaries reached a tentative agreement with the buyers to settle disputes related to the working capital and accounts receivable purchase price adjustments. The terms of this tentative settlement require the BRCOM selling subsidiaries to forfeit the $5.0 million in working capital escrow and the $3.8 million in accounts receivable escrow and pay an additional $0.5 million in cash to the buyers. Such tentative settlement is reflected in the unaudited pro forma condensed consolidated financial information.

        In addition, we have indemnified the buyers against certain potential claims. The fair value of such indemnifications is reflected in the unaudited balance sheet as of June 30, 2003. In order to determine the fair value of the indemnification obligations, we performed a probability-weighted discounted cash flow analysis, utilizing the minimum and maximum potential claims and several scenarios within the range of possibilities. Such analysis produced an estimated fair value of the indemnification obligations totaling $7.8 million.

        With the completion of the broadband sale, the only remaining BRCOM subsidiaries with operating assets are Cincinnati Bell Technology Solutions Inc., an information technology consulting subsidiary, and Cincinnati Bell Any Distance Inc, a subsidiary whose assets service Cincinnati Bell's long distance business. BCSI Inc., another subsidiary of BRCOM, is retaining a 3% interest in C III Communications LLC. This investment is reflected in the unaudited balance sheet at a value of $2.7 million as of June 30, 2003.

        In connection with the broadband sale, we entered into a four-year agreement with the buyers to purchase wholesale long distance minutes for resale to our customers in the Greater Cincinnati area market. We are obligated to purchase long distance access minutes exclusively from the buyers of our broadband business at wholesale rates over the term of the agreement. Exclusivity under the agreement is subject to an annual competitive bid process, beginning in the second year of the agreement, which provides the buyers of our broadband business with a right of first refusal to match any other bid. The rate during the first year is $.05 per minute of use, or MOU, which is based on the historical rate per MOU. The agreement also provides that the buyers of our broadband business may provide us with certain administrative services, including billing, credit and collections and payment processing; however, we do not intend to utilize these services. There are no minimum or maximum commitments associated with the agreement.

        Also in connection with the broadband sale, we entered into a four-year agreement to market the broadband services of the buyers of our broadband business in the Greater Cincinnati area. These services include long-haul transmission of data, voice and Internet traffic over dedicated circuits and/or virtual private networks. Under the marketing arrangement, we will be paid a fixed percentage monthly commission based on service revenue. We will be paid commissions for contracts existing at the close of the broadband sale as well as for any new contracts sold by us after the broadband sale closing. If the revenue associated with customer contracts subject to the agreement falls below $0.5 million in any given month, the commission rate on each type of revenue will drop by 2% in that month.

        (c)   The BRCOM debt exchange offer and the BRCOM preferred exchange offer were completed on September 8, 2003. In connection with these transactions we issued approximately 25.2 million new shares of Cincinnati Bell Common Stock, an increase of 11.5% in the actual number of shares outstanding, at June 30, 2003.

        (d)   The offering of $500 million aggregate principal amount of 7 1/4% Senior Notes and the related prepayment of a portion of our term credit facilities and permanent pay down of our revolving credit facility, which was completed on July 11, 2003.

        (e)   The offering of the notes and the application of the proceeds therefrom as described under "Use of Proceeds" and the amendment to our credit facilities and the use of proceeds therefrom. Concurrently with the offering of the notes, we expect to amend our existing credit facilities to provide for a new Term Loan D facility of approximately $525 million. This offering is conditioned upon the execution of this amendment and the consent of our lenders under the credit facilities. The Term Loan D facility will be used to prepay all outstanding term loans under our credit facilities, which totaled $346.5 million, on a pro forma basis, as of June 30, 2003, after giving effect to the transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Information" (excluding the pro forma adjustments for the offering and credit facilities amendment) and after eliminating intercompany activity, and to permanently pay down our revolving credit facility by $178.5 million. We expect the Term Loan D facility to mature in June 2008 and bear interest at a rate no greater than 275 basis points over LIBOR. We are currently finalizing the details of the amendment with our bank group.

        The unaudited pro forma condensed consolidated financial information presented includes the above items as the financing transactions are considered to be material to existing and potential investors.

        The adjustments, which are based upon available information and upon assumptions that we believe to be reasonable, are described in the accompanying notes. The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have occurred if the transactions described above had been completed on the dates indicated, nor is it indicative of future operating results or financial position if the transactions described above are completed.

        The unaudited pro forma condensed consolidated financial information presented includes the results of the unrestricted subsidiaries (unless otherwise noted).

Cincinnati Bell Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(dollars in millions)

	Six months Ended June 30, 2003
	Actual	Adjustments for financing transactions	Adjustments for broadband sale		Adjustments for BRCOM debt exchange offer		Adjustments for BRCOM preferred exchange offer		Adjustments for the 7 1/4% Senior Notes offering		Adjustments for the offering of the notes and the credit facilities amendment		Pro forma
Revenue	$931.3	$—	$(337.9	)(e)	$—		$—		$—		$—		$622.9
			10.8	(f)
			18.7	(g)
Costs and Expenses
Cost of services and products (excluding depreciation included below)	481.0	—	(253.8	)(h)	—		—		—		—		256.7
			18.7	(i)
			10.8	(j)
Selling, general and administrative	228.4	—	(117.3	)(k)	—		—		—		—		114.3
			3.2	(l)
Depreciation	81.0	—	(1.9	)(m)	—		—		—		—		79.1
Amortization	0.3	—	—		—		—		—		—		0.3
Restructuring	(3.4)	—	3.4	(n)	—		—		—		—		—
Asset impairments and other	(0.8)	—	(0.1	)(o)	—		—		—		—		(0.9)
Gain on sale of broadband assets	(299.0)	—	299.0	(p)	—		—		—		—		—

Total costs and expenses	487.5	—	(38.0)		—		—		—		—		449.5

Operating income (loss)	443.8	—	(270.4)		—		—		—		—		173.4
Minority interest expense	29.9	—	1.1	(q)	—		(23.2	)(x)	—		—		7.8
Interest expense and other financing costs	106.6	2.9 (a)	—		(2.1	)(v)	—		18.7	(z)	23.2	(bb)	122.1
		17.8 (b)							(15.5	)(aa)	(23.1	)(cc)
		2.6 (c)									10.8	(dd)
											(19.8	)(ee)
Loss on investments	—	—	—		—		—		—		—		—
Other expense (income), net	(0.4)	—	0.2	(r)	—		—		—		—		(0.2)

Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	307.7	(23.3)	(271.7)		2.1		23.2		(3.2)		8.9		43.7
Income tax expense (ff)	—	—	—		—		—		—		—		—

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	307.7	(23.3)	(271.7)		2.1		23.2		(3.2)		8.9		43.7
Preferred stock dividends	5.2	—	—		—		—		—		—		5.2

Numerator for basic EPS—income (loss) from continuing operations applicable to common shareowners	302.5	(23.3)	(271.7)		2.1		23.2		(3.2)		8.9		38.5
Preferred stock dividends—convertible preferred stock	5.2	—	(5.2	)(s)	—		—		—		—		—
Interest expense, net of tax—convertible subordinated notes	19.9	—	(19.9	)(t)	—		—		—		—		—

Numerator for diluted EPS—income (loss) from continuing operations applicable to common shareowners	$327.6	$(23.3)	$(296.8)		$2.1		$23.2		$(3.2)		$8.9		$38.5

Basic Earnings (Loss) Per Common Share Income (loss) from continuing operations	$1.38	$(0.11)	$(1.24)		$0.01		$0.10		$(0.01)		$0.04		$0.16

Diluted Earnings (Loss) Per Common Share Income (loss) from continuing operations	$1.34	$(0.09)	$(1.33)		$0.01		$0.09		$(0.01)		$0.04		$0.15

Weighted Average Common Shares Outstanding (millions)
Basic	218.9	—	—		11.1	(w)	14.1	(y)	—		—		244.1
Diluted	244.9	5.6 (d)	(21.3	)(u)	11.1	(w)	14.1	(y)	—		—		254.4

Cincinnati Bell Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(dollars in millions)

	Year Ended December 31, 2002
	Actual	Adjustments for financing transactions	Adjustments for broadband sale		Adjustments BRCOM for debt exchange offer		Adjustments for BRCOM preferred exchange offer		Adjustments for the 7 1/4% Senior Notes offering		Adjustments for the offering of the notes and credit facilities amendment		Pro forma
Revenue	$2,155.9	$—	$(904.1	)(kk)	$—		$—		$—		$—		$1,307.0
			11.7	(ll)
			43.5	(mm)
Costs and Expenses
Cost of services and products (excluding depreciation included below)	1,027.7	—	(519.6	) (nn)	—		—		—		—		563.3
			43.5	(oo)
			11.7	(pp)
Selling, general and administrative	487.4	—	(277.2	)(qq)	—		—		—		—		217.3
			7.1	(rr)
Depreciation	471.0	—	(284.7	)(ss)	—		—		—		—		186.3
Amortization	25.3	—	(24.8	)(tt)	—		—		—		—		0.5
Restructuring	37.1	—	(32.5	)(uu)	—		—		—		—		4.6
Asset impairments and other	2,200.9	—	(2,180.6	)(vv)	—		—		—		—		20.3

Total costs and expenses	4,249.4	—	(3,257.1)		—		—		—		—		992.3

Operating income (loss)	(2,093.5)	—	2,408.2		—		—		—		—		314.7
Minority interest expense	57.6	—	0.5	(ww)	—		(45.9	)(bbb)	—		—		12.2
Interest expense and other financing costs	164.2	11.8 (gg)	—		(4.1	)(zz)	—		37.4	(ddd)	46.4	(fff)	254.3
		67.7 (hh)							(30.8	)(eee)	(44.4	)(ggg)
		17.9 (ii)									24.9	(hhh)
											(36.7	)(iii)
Loss on investments	10.7	—	0.2	(xx)	—		—		—		—		10.9
Other expense (income), net	(0.5)	—	1.1	(yy)	—		—		—		—		0.6

Loss from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	(2,325.5)	(97.4)	2,406.4		4.1		45.9		(6.6)		9.8		36.7
Income tax expense (jjj)	105.7	—	—		—		—		—		—		105.7

Loss from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(2,431.2)	(97.4)	2,406.4		4.1		45.9		(6.6)		9.8		(69.0)
Preferred stock dividends	10.4	—	—		—		—		—		—		10.4

Numerator for basic EPS—income (loss) from continuing operations applicable to common shareowners	(2,441.6)	(97.4)	2,406.4		4.1		45.9		(6.6)		9.8		(79.4)
Preferred stock dividends—convertible preferred stock	—	—	—		—		—		—		—		—
Interest expense, net of tax—convertible subordinated notes	—	—	—		—		—		—		—		—

Numerator for diluted EPS—income (loss) from continuing operations applicable to common shareowners	$(2,441.6)	$(97.4)	$2,406.4		$4.1		$45.9		$(6.6)		$9.8		$(79.4)

Basic Earnings (Loss) Per Common Share
Loss from continuing operations	$(11.18)	$(0.45)	$11.02		$0.02		$0.20		$(0.03)		$0.04		$(0.33)

Diluted Earnings (Loss) Per Common Share
Loss from continuing operations	$(11.18)	$(0.45)	$11.02		$0.02		$0.20		$(0.03)		$0.04		$(0.33)

Weighted Average Common Shares Outstanding (millions)
Basic	218.4	—	—		11.1	(aaa)	14.1	(ccc)	—		—		243.6
Diluted	218.4	— (jj)	—		11.1	(aaa)	14.1	(ccc)	—		—		243.6

Cincinnati Bell Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
(dollars in millions)

	As of June 30, 2003
	Actual	Adjustments for broadband sale		Adjustments for BRCOM debt exchange offer		Adjustments for BRCOM preferred exchange offer		Adjustments for the 7 1/4% Senior Notes offering		Adjustments for the offering of the notes and the credit facilities amendment		Pro forma
Assets
Current assets
Cash and cash equivalents	$30.1	$19.8	(kkk)	$—		$—		$—		$—		$49.9
Receivables, less allowances	156.0	(6.0)	(lll)	—		—		—		—		150.0
Materials and supplies	33.6	—		—		—		—		—		33.6
Deferred income tax benefits	10.2	—		—		—		—		—		10.2
Prepaid expenses and other current assets	46.9	—		(0.4)	(rrr)	(3.1)	(xxx)	—		—		43.4
Assets held for sale	12.3	(12.3	)(mmm)	—		—		—		—		—

Total current assets	289.1	1.5		(0.4)		(3.1)		—		—		287.1
Property, plant and equipment, net	925.9	—		—		—		—		—		925.9
Goodwill, net of accumulated amortization	40.9	—		—		—		—		—		40.9
Other intangibles, net	66.6	—		—		—		—		—		66.6
Deferred financing costs	31.9	—		—		—		3.0	(dddd)	(2.5)	(hhhh)	32.4
Other noncurrent assets	52.5	—		—		—		—		—		52.5

Total assets	$1,406.9	$1.5		$(0.4)		$(3.1)		$3.0		$(2.5)		$1,405.4

Liabilities and Shareowners' Deficit
Current liabilities
Short-term debt	$249.0	$—		$—		$—		$(122.3	)(eeee)	(91.0	)(iiii)	$35.7
Accounts payable	80.3	—		—		—		—		—		80.3
Current portion of unearned revenue and customer deposits	30.7	—		—		—		—		—		30.7
Accrued taxes	69.4	(12.3	)(nnn)	—		—		—		—		57.1
Accrued restructuring	28.4	—		—		—		—		—		28.4
Dividends payable	55.6	—		—		(55.6	)(yyy)	—		—		—
Other current liabilities	112.5	(5.5	)(ooo)	(0.9	)(sss)	—		—		—		106.1

Total current liabilities	625.9	(17.8)		(0.9)		(55.6)		(122.3)		(91.0)		338.3
Long-term debt, less current portion	2,194.8	—		(45.2	)(ttt)	5.0	(zzz)	133.5	(ffff)	89.0	(jjjj)	2,377.1
Unearned revenue, less current portion	2.6	—		—		—		—		—		2.6
Deferred income tax liabilities	94.0	—		—		—		—		—		94.0
Accrued pension and postretirement benefits	82.5	—		—		—		—		—		82.5
Other noncurrent liabilities	67.3	(18.0	)(ppp)	—		—		—		—		49.3

Total liabilities	3,067.1	(35.8)		(46.1)		(50.6)		11.2		(2.0)		2,943.8
Minority interest	449.2	—		—		(413.0	)(aaaa)	—		—		36.2
Commitments and contingencies
Shareowners' deficit
6 3/4% Cumulative Convertible Preferred Stock	129.4	—		—		—		—		—		129.4
Common shares, $.01 par value	2.3	—		0.1	(uuu)	0.2	(bbbb)	—		—		2.6
Additional paid-in capital	2,407.1	—		63.7	(vvv)	460.3	(cccc)	—		—		2,931.1
Accumulated deficit	(4,491.9)	37.3	(qqq)	(18.1	)(www)	—		(8.2	)(gggg)	(0.5)	(kkkk)	(4,481.4)
Accumulated other comprehensive loss	(10.7)	—		—		—		—		—		(10.7)
Common shares in treasury, at cost	(145.6)	—		—		—		—		—		(145.6)

Total shareowners' deficit	(2,109.4)	37.3		45.7		460.5		(8.2)		(0.5)		(1,574.6)

Total liabilities and shareowners' deficit	$1,406.9	$1.5		$(0.4)		$(3.1)		$3.0		$(2.5)		$1,405.4

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(a)
Reflects an increase of $2.9 million in non-cash interest expense on indebtedness with an average balance of $518.5 million in the period from January 1, 2003 through the closing of the transaction on March 26, 2003, due to an increase in the annual interest rate of 2 1/4% on the Convertible Subordinated Notes, which increased the total interest rate from 6 3/4% to 9%. The 9% rate is reflected in the actual results from March 27, 2003 through June 30, 2003.

(b)
Reflects an increase in interest expense related to the Goldman mezzanine financing as follows:

Cash interest expense	$11.2
Non-cash interest expense	3.9
Amortization of discount	2.0
Amortization of deferred financing costs	0.7

Total interest expense increase related to Goldman mezzanine financing	$17.8

  Incremental cash interest expense is calculated based on an average of $367.3 million of outstanding indebtedness in the period from January 1, 2003 through June 30, 2003, at a stated annual cash interest rate of 12%. The increase is offset by $10.8 million of interest expense included in the actual results through June 30, 2003 based on the closing date of the Goldman mezzanine financing on March 26, 2003.

  Incremental non-cash interest expense is calculated based on an average of $367.3 million of outstanding indebtedness in the period from January 1, 2003 through June 30, 2003, at a stated annual pay-in-kind interest rate of 4%, which is added to the principal balance on a monthly basis in the amount of approximately $1.2 million. This increase is offset by $3.5 million of interest expense included in the actual results through June 30, 2003 based on the closing date of the Goldman mezzanine financing on March 26, 2003.

  Incremental interest expense related to the amortization of discount is based on the initial discount of $47.5 million, calculated for 17.5 million warrants at a fair value of $2.71 per warrant, amortized over the 70-month term of the 16% Notes. The amortization of discount for the period from March 27, 2003 through June 30, 2003 is included in the actual results.

  Incremental interest expense related to the amortization of deferred financing costs, directly related to the 16% Notes, is calculated as $15.2 million of deferred financing costs amortized over the 70-month term of the 16% Notes. The amortization of deferred financing costs for the period from March 27, 2003 through June 30, 2003 is included in the actual results.

(c)
Reflects an increase in interest expense related to the amended credit facilities as follows:

Cash interest expense	$0.3
Amortization of deferred financing costs	2.3

Total interest expense increase related to the amendment to credit facilities	$2.6

  Incremental cash interest expense is calculated based on the reduction in outstanding borrowings from our credit facilities using the net proceeds of the Goldman mezzanine financing, offset by an increase in the average LIBOR spread agreed to in conjunction with the amendment to our credit facilities on March 26, 2003. The incremental cash interest expense is included in the actual results for the period from March 27, 2003 through June 30, 2003. A tabular presentation of the actual and pro forma interest expense through the closing of the transaction, calculated as the average outstanding balance multiplied by the average interest rate by facility, is presented as follows:

	For the period ended March 26, 2003
	Actual			Pro forma
	Average balance	Average rate	Interest expense	Average balance	Average rate	Interest expense	Increase in cash interest expense
Term Loan A facility	$566.2	4.90%	$6.9	$513.2	5.15%	$6.6	$(0.3)
Term Loan B facility	337.6	4.15%	3.5	306.0	5.15%	3.9	0.4
Term Loan C facility	150.8	4.65%	1.8	136.7	5.15%	1.8	—
Revolving credit facility	575.4	4.90%	7.1	514.7	5.65%	7.3	0.2

Total			$19.3			$19.6	$0.3

  The increase in interest expense due to additional amortization of deferred financing costs is calculated as $26.5 million of fees directly related to the amendments to the credit facilities, amortized over 36 months. The amortization of deferred financing costs for the period from March 27, 2003 through June 30, 2003 is included in the actual results.

  Based on our pro forma credit facility debt outstanding as of June 30, 2003, a 1/8% increase in interest rates would increase interest expense by $0.4 million per six-month period.

(d)
We issued 17.5 million warrants, each to purchase one share of Cincinnati Bell Common Stock at $3.00 per share in connection with the Goldman mezzanine financing. As each of the warrants represent the right to purchase one share of Cincinnati Bell Common Stock, they have no impact on basic outstanding shares. If the warrants had been outstanding for the entire six-month period ended June 30, 2003, the impact on diluted shares would be to increase the weighted average diluted shares by 5.6 million.

(e)
Reflects a decrease in revenue related to the broadband business that was sold in connection with the broadband sale.

(f)
Reflects an increase in revenue related to access to the Cincinnati Bell Telephone network by the broadband business which was eliminated as intercompany revenue in the actual results.

(g)
Reflects an increase in revenue related to service provided to Cincinnati Bell Any Distance by the broadband business which was eliminated as intercompany revenue in the actual results.

(h)
Reflects a decrease in cost of services and products incurred by the broadband business that was sold in connection with the broadband sale.

(i)
Reflects an increase in cost of services related to the purchase of long distance services from the broadband business for resale in the Cincinnati market, which was eliminated as intercompany cost of services in the actual results.

(j)
Reflects an increase in cost of services related to the purchase of access to the Cincinnati Bell Telephone network by the broadband business which was eliminated as intercompany cost of services in the actual results.

(k)
Reflects a decrease in selling, general and administrative expenses incurred by the broadband business that was sold in connection with the broadband sale.

(l)
Reflects an increase in selling, general and administrative expenses related to the allocation of corporate overhead, which cannot be allocated after the broadband sale.

(m)
Reflects a decrease in depreciation expense related to the broadband assets sold in connection with the broadband sale.

(n)
Reflects an decrease in restructuring credits related to the broadband assets sold in connection with the broadband sale.

(o)
Reflects a decrease in assets impairments and other expense related to the broadband assets sold in connection with the broadband sale.

(p)
Reflects the elimination of the gain on sale of the broadband assets sold in connection with the broadband sale.

(q)
Reflects an increase in minority interest expense as a result of the broadband sale.

(r)
Reflects a decrease in other income related to the broadband assets sold in connection with the broadband sale.

(s)
Reflects the removal of the add-back of preferred dividends to the numerator used in the calculation of diluted earnings per share. The preferred dividends were added to the numerator in the actual results as the impact of the conversion feature of the 6 3/4% Cumulative Convertible Preferred Stock was considered dilutive under the "if-converted" calculation. The conversion of the instrument would have been anti-dilutive based on the if-converted calculation, if the gain on the sale of broadband assets had not been included in the actual results. As the gain on the sale of the broadband assets has been excluded in the pro forma presentation (see Note (p)), the impact on the numerator for the diluted earnings per share calculation has also been adjusted.

(t)
Reflects the removal of the add-back of interest expense related to the Convertible Subordinated Notes to the numerator used in the calculation of diluted earnings per share. The interest expense was added to the numerator in the actual results as the impact of the conversion feature was considered dilutive under the "if-converted" calculation. The conversion of the instrument would have been anti-dilutive based on the if-converted calculation, if the gain on the sale of broadband assets had not been included in the actual results. As the gain on the sale of the broadband assets has been excluded in the pro forma presentation (see Note (p)), the impact on the numerator for the diluted earnings per share calculation has also been adjusted.

(u)
Reflects a decrease in diluted weighted average common shares outstanding as the actual results through June 30, 2003 include the dilutive impact of the Company's 6 3/4% Cumulative Convertible Preferred Stock and Convertible Subordinated Notes. The conversion of such instruments would have been anti-dilutive based on the "if-converted" calculation, if the gain on the sale of broadband assets had not been included in the actual results. As the gain on sale of broadband assets has been excluded in the pro forma presentation (see Note (p)), the impact on the diluted shares has also been adjusted.

(v)
Reflects a decrease in interest expense resulting from the BRCOM debt exchange offer, calculated as $46.0 million in principal at an annual interest rate of 9%.

(w)
On September 8, 2003 we exchanged 11,076,707 shares of Cincinnati Bell Common Stock for approximately $46.0 million in aggregate principal amount of the BRCOM 9% Notes outstanding which increased both the basic and diluted shares outstanding.

(x)
Reflects a decrease in minority interest expense resulting from the BRCOM preferred exchange offer. Dividends on the BRCOM Preferred Stock are classified as "Minority interest expense" in the consolidated statement of operations. The decrease in minority interest expense is calculated as the $395,210,000 redemption value of the BRCOM Preferred Stock at a stated dividend rate of 12 1/2% annually, offset by decretion of $1.4 million, which will reduce the carrying value to the redemption value at the redemption date.

(y)
On September 8, 2003 we exchanged 14,148,518 shares of Cincinnati Bell Common Stock for 395,210 outstanding shares of BRCOM Preferred Stock which increased both the basic and diluted shares outstanding.

(z)
Reflects an increase in interest expense resulting from the 7 1/4% Senior Notes offering and an increase in non-cash interest expense related to the amortization of $11.2 million in deferred financing costs over the 120-month term of such notes, as follows:

Cash interest expense	$18.1
Amortization of deferred financing costs	0.6

Total interest expense increase related to the 7 1/4% Senior Notes offering	$18.7

(aa)
Reflects a decrease in interest expense related to the prepayment of a portion of our term credit facilities and permanent pay down of our revolving credit facility resulting from application of the proceeds of the 7 1/4% Senior Notes offering, as follows:

Cash interest expense	$(12.5)
Amortization of deferred financing costs	(3.0)

Total interest expense decrease related to credit facilities	$(15.5)

  The decrease in cash interest expense is based on a net decrease of our credit facilities of $488.8 million at an average annual interest rate of 5.1%.

  The decrease in deferred financing costs is calculated as a reduction of amortization expense based on the proportion of the term credit facilities prepaid utilizing the proceeds of the 7 1/4% Senior Notes offering as follows:

	Recurring deferred financing costs amortized in six months ended June 30, 2003		Proportionate repayment of term debt		Reduction in amortization
Term Loan A facility	$4.3	x	56%	=	$2.4
Term Loan B facility	0.8	x	56%	=	0.4
Term Loan C facility	0.3	x	56%	=	0.2

Total	$5.4				$3.0

(bb)
Reflects an increase in interest expense resulting from the offering of the notes at a principal amount of $540 million and an interest rate of 8 3/8%. In addition, fees related to the offering of $11.8 million will be amortized over the 122-month term of the notes.

Cash interest expense	$22.6
Amortization of deferred financing costs	0.6

Total increase in interest expense related to the offering of the notes	$23.2

(cc)
Reflects a decrease in interest expense resulting from the application of proceeds from the offering of the notes used to purchase the outstanding Convertible Subordinated Notes as follows:

Non cash paid-in-kind interest recorded in the unaudited statement of operations for the period ended June 30, 2003	$(20.0)
Non cash paid-in-kind interest added in Note (a)	(2.9)
Amortization of deferred financing costs	(0.2)

Total decrease in interest expense related to the purchase of Convertible Subordinated Notes	$(23.1)

  The decrease in non cash paid-in kind interest expense recorded through June 30, 2003 is based on $524.4 million of average outstanding debt at an average interest rate of 7.63%.

  The decrease in amortization of deferred financing costs is calculated as a reduction of $1.9 million of deferred financing costs amortized over the remaining 61-month term of the Convertible Subordinated Notes.

(dd)
Reflects an increase in interest expense related to the Term Loan D facility calculated as $525 million of principal at an expected interest rate of 275 basis points over LIBOR, or a six-month average of 4.05%. In addition, fees related to the Term Loan D facility of $1.9 million will be amortized over the 56-month term of the facility.

Cash interest expense	$10.6
Amortization of deferred financing costs	0.2

Total interest expense increase related to the Term Loan D facility	$10.8

  Based on the expected $525 million Term Loan D facility, a 1/8% increase in interest rates would increase interest expense by $0.3 million per six-month period.

(ee)
Reflects a decrease in interest expense resulting from the application of proceeds from the Term Loan D facility used to permanently pay down a portion of the revolving credit facility and prepay all of the outstanding Term Loan A, B and C facilities as follows:

	Prepayment	×	Average Interest Rate	=	Six-Month Interest Expense Reduction
Term Loan A, B and C facilities	$346.5		4.80%		$(8.3)
Revolving credit facility	178.5		5.20%		(4.6)
Amortization of deferred financing costs					(6.9)

Total decrease in interest expense related to the application of proceeds of the Term Loan D facility	$525.0				$(19.8)

  Based on the expected $525 million of Term Loan A, B and C facilities to be prepaid and revolving credit facility to be paid down, a 1/8% increase in interest rates would increase interest expense by $0.3 million per six-month period.

(ff)
The net adjustment to income tax expense is zero as the increase or decrease in income tax expense is offset by a corresponding decrease or increase to the valuation allowance that was recorded against deferred tax assets.

(gg)
Reflects an increase of $11.8 million in non-cash interest expense on indebtedness with an average balance of $518.5 million in the period from January 1, 2002 through December 31, 2002 due to an increase in the annual interest rate of 2 1/4% on the Convertible Subordinated Notes, which increased the total interest rate from 6 3/4% to 9%.

(hh)
Reflects an increase in interest expense related to the Goldman mezzanine financing as follows:

Cash interest expense	$42.7
Non cash interest expense	14.3
Amortization of discount	8.1
Amortization of deferred financing costs	2.6

Total interest expense increase related to Goldman mezzanine financing	$67.7

  Incremental cash interest expense is calculated based on an average of $356.5 million of outstanding indebtedness in the period from January 1, 2002 through December 31, 2002 at a stated annual cash interest rate of 12%.

  Incremental non-cash interest expense is calculated based on an average of $356.5 million of outstanding indebtedness in the period from January 1, 2002 through December 31, 2002 at a stated annual interest rate of 4%, which is added to the principal balance on a monthly basis in the amount of approximately $1.2 million.

  Incremental interest expense related to the amortization of discount is based on the initial discount of $47.5 million, calculated for 17.5 million warrants at a fair value of $2.71 per warrant, amortized over the 70-month term of the 16% Notes.

  Incremental interest expense related to the amortization of deferred financing costs is calculated as $15.2 million of deferred financing costs, directly related to the 16% Notes, amortized over the 70-month term of the 16% Notes.

(ii)
Reflects an increase in interest expense related to the amendment to the credit facilities as follows:

Cash interest expense	$9.0
Amortization of deferred financing costs	8.9

Total interest expense increase related to amended credit facilities	$17.9

  Incremental cash interest expense is calculated based on the reduction in outstanding borrowings from our credit facilities using the net proceeds of the Goldman mezzanine financing, offset by an increase in the average LIBOR spread agreed to in conjunction with the amendment to our credit facilities on March 26, 2003. A tabular presentation of the actual and pro forma interest expense calculated as the average outstanding balance multiplied by the average interest rate by facility, is presented as follows:

	For the year ended December 31, 2002
	Actual			Pro forma
	Average balance	Average rate	Interest expense	Average balance	Average rate	Interest expense	Increase in cash interest expense
Term Loan A facility	$599.3	4.49%	$26.9	$546.4	5.91%	$32.3	$5.4
Term Loan B facility	359.1	4.58%	16.5	327.5	5.91%	19.4	2.9
Term Loan C facility	160.2	5.08%	8.1	146.1	5.91%	8.6	0.5
Revolving credit facility	582.8	4.49%	26.2	411.5	6.41%	26.4	0.2

Total			$77.7			$86.7	$9.0

  The increase in interest expense due to additional amortization of deferred financing costs is calculated as $26.5 million of fees directly related to the amendments to the credit facilities amortized over 36 months.

  Based on our pro forma credit facility debt outstanding as of June 30, 2003, a 1/8% increase in interest rates would increase interest expense by $0.9 million annually.

(jj)
We issued 17.5 million warrants, each to purchase one share of Cincinnati Bell Common Stock at $3.00 per share in connection with the Goldman mezzanine financing. As each of the warrants represent the right to purchase one share of Cincinnati Bell Common Stock, they have no impact on basic outstanding shares. Because the effect of their inclusion in the earnings (loss) per common share calculation would be anti-dilutive, the 17.5 million "in-the-money" warrants are not included in the denominator of the diluted earnings (loss) per common share calculation.

(kk)
Reflects a decrease in revenue related to the broadband business that was sold in connection with the broadband sale.

(ll)
Reflects an increase in revenue related to access to the Cincinnati Bell Telephone network by the broadband business which was eliminated as intercompany revenue in the actual results.

(mm)
Reflects an increase in revenue related to service provided to Cincinnati Bell Any Distance by the broadband business which was eliminated as intercompany revenue in the actual results.

(nn)
Reflects a decrease in cost of services and products incurred by the broadband business that was sold in connection with the broadband sale.

(oo)
Reflects an increase in cost of services and products related to the purchase of long distance services for resale in the Cincinnati market, which were eliminated as intercompany cost of services in the actual results.

(pp)
Reflects an increase in cost of services related to the purchase of access to the Cincinnati Bell Telephone network by the broadband business which were eliminated as intercompany cost of services in the actual results.

(qq)
Reflects a decrease in selling, general and administrative expenses incurred by the broadband business that was sold in connection with the broadband sale.

(rr)
Reflects an increase in selling, general and administrative expenses related to the allocation of corporate overhead, which cannot be allocated after the broadband sale.

(ss)
Reflects a decrease in depreciation expense related to the broadband assets sold in connection with the broadband sale.

(tt)
Reflects a decrease in amortization expense related to the broadband assets sold in connection with the broadband sale.

(uu)
Reflects a decrease in restructuring expense related to the broadband assets sold in connection with the broadband sale.

(vv)
Reflects a decrease in asset impairments and other expense related to the broadband assets sold in connection with the broadband sale.

(ww)
Reflects an increase in minority interest expense as a result of the broadband sale.

(xx)
Reflects an increase in loss on investments related to the broadband assets sold in connection with the broadband sale.

(yy)
Reflects an increase in other expense related to the broadband assets sold in connection with the broadband sale.

(zz)
Reflects a decrease in interest expense resulting from the BRCOM debt exchange offer calculated as $46.0 million in principal at an annual interest rate of 9%.

(aaa)
On September 8, 2003 we exchanged 11,076,707 shares of Cincinnati Bell Common Stock for approximately $46.0 million in aggregate principal amount of the BRCOM 9% Notes outstanding which increased both the basic and diluted shares outstanding.

(bbb)
Reflects a decrease in minority interest expense resulting from the BRCOM preferred exchange offer. Dividends on the BRCOM Preferred Stock are classified as "Minority interest expense" in the statement of operations. The decrease in minority interest expense is calculated as the $395,210,000 redemption value of the BRCOM Preferred Stock at a stated dividend rate of 12 1/2% annually, offset by decretion of $3.5 million, which will reduce the carrying value to the redemption value at the redemption date.

(ccc)
On September 8, 2003 we exchanged 14,148,518 shares of Cincinnati Bell Common Stock for 395,210 outstanding shares of BRCOM Preferred Stock which increased both the basic and diluted shares outstanding.

(ddd)
Reflects an increase in interest expense resulting from the 7 1/4% Senior Notes offering and an increase in non-cash interest expense related to the amortization of $11.2 million in deferred financing costs over the 120-month term of such notes, as follows:

Cash interest expense	$36.2
Amortization of deferred financing costs	1.2

Total interest expense increase related to the 7 1/4% Senior Notes offering	$37.4

(eee)
Reflects a decrease in interest expense related to the prepayment of a portion of our credit facilities and permanent pay down of our revolving credit facility resulting from application of the proceeds of the 7 1/4% Senior Notes offering, as follows:

Cash interest expense	$(24.9)
Amortization of deferred financing costs	(5.9)

Total interest expense decrease related to credit facilities	$(30.8)

  The decrease in cash interest expense is based on a net decrease of our credit facilities of $488.8 million at an average annual interest rate of 5.1%.

  The decrease in deferred financing costs is calculated as a reduction of amortization expense based on the proportion of the term credit facilities prepaid utilizing the proceeds of the 7 1/4% Senior Notes offering as follows:

	Recurring deferred financing costs amortized in the year ended December 31, 2002		Proportionate repayment of term debt		Reduction in amortization
Term Loan A facility	$5.0	x	56%	=	$2.8
Term Loan B facility	4.3	x	56%	=	2.4
Term Loan C facility	1.2	x	56%	=	0.7

Total	$10.5				$5.9

(fff)
Reflects an increase in interest expense resulting from the offering of the notes in a principal amount of $540 million and at an interest rate of 8 3/8%. In addition, fees of $11.8 million will be amortized over the 122-month term of the notes.

Cash interest expense	$45.2
Amortization of deferred financing costs	1.2

Total increase in interest expense related to the offering of the notes	$46.4

(ggg)
Reflects a decrease in interest expense resulting from the application of proceeds from the offering of the notes used to purchase the outstanding Convertible Subordinated Notes as follows:

Non cash paid-in-kind interest recorded in the statement of operations for the year ended December 31, 2002	$(32.3)
Non cash paid-in-kind interest added in Note (gg)	(11.8)
Amortization of deferred financing costs	(0.3)

Total decrease in interest expense related to the purchase of Convertible Subordinated Notes	$(44.4)

  The decrease in non cash paid-in kind interest expense recorded in the year ended December 31, 2002 is based on $478.3 million of average outstanding debt at an average interest rate of 6.75%.

  The decrease in amortization of deferred financing costs is calculated as a reduction of $1.9 million of deferred financing costs amortized over the remaining 61-month term of the Convertible Subordinated Notes.

(hhh)
Reflects an increase in interest expense related to the Term Loan D facility calculated as $525 million of principal at an expected interest rate of 275 basis points over LIBOR, or an annual average of 4.65%. In addition, fees related to the Term Loan D facility of $1.9 million will be amortized over the 56-month term of the facility.

Cash interest expense	$24.4
Amortization of deferred financing costs	0.5

Total interest expense increase related to the Term Loan D facility	$24.9

  Based on the expected $525 million Term Loan D facility, a 1/8% increase in interest rates would increase interest expense by $0.7 million per six-month period.

(iii)
Reflects a decrease in interest expense resulting from the application of proceeds from the Term Loan D facility used to permanently pay down a portion of the revolving credit facility and prepay all of the outstanding Term Loan A, B and C facilities as follows:

	Prepayment	x	Average Interest Rate	=	Interest Expense Reduction
Term Loans A, B and C facilities	$346.5		4.5%		(15.6)
Revolving credit facility	178.5		4.4%		(7.9)
Amortization of deferred financing costs					(13.2)

Total decrease in interest expense related to the Term Loan D facility	$525.0				$(36.7)

  Based on the expected $525 million of Term Loan A, B and C facilities to be prepaid and revolving credit facility to be paid down, a 1/8% increase in interest rates would increase interest expense by $0.7 million annually.

(jjj)
The net adjustment to income tax expense is zero as the increase or decrease in income tax expense is offset by a corresponding decrease or increase to the valuation allowance that was recorded against deferred tax assets.

(kkk)
Reflects $20.5 million of the remaining cash portion of the purchase price pursuant to the purchase agreement entered into on February 22, 2003, as amended on June 6, 2003 and June 13, 2003. The $20.5 million was received by the selling subsidiaries as follows: $10.3 million at the second stage closing and $10.2 million at the third stage closing. The $20.5 million of proceeds is reduced by $0.7 million for amounts related to certain purchase price adjustments based upon historical capital expenditures, closing working capital and certain receivables collected. The sale is also subject to a post-closing obligation based upon future cash EBITDA minus capital expenditures performance. Furthermore, the application of the proceeds from the sale has not been reflected.

  The cash portion of the purchase price is subject to the following post-closing obligation:

    If annual cash EBITDA minus capital expenditures for the period from July 1, 2003 to July 1, 2004 is negative $48.0 million or less, the BRCOM selling subsidiaries will pay to the buyers an amount equal to 35% of the difference between negative $48.0 million and the amount of annual cash EBITDA minus capital expenditures, provided that the obligation for such reimbursement will not exceed $10.0 million. The actual results include a liability of $10.0 million related to this potential purchase price adjustment.

(lll)
Reflects a decrease in receivables related to working capital post closing adjustments. The Company reached a tentative settlement agreement with the buyers regarding certain disputed working capital amounts in the third quarter of 2003. The terms of that settlement require the Company to forfeit the amounts previously recorded as a receivable.

(mmm)
Reflects the sale of assets of the broadband business. Current assets held for sale includes only property, plant and equipment sold upon the second and third stage closings of the broadband asset sale.

(nnn)
Reflects a decrease in certain tax accruals no longer required as a result of the sale of broadband assets.

(ooo)
Reflects a net decrease in other current liabilities related to certain employee compensation that will be paid by the buyer and the impact of the tentative settlement with the buyer regarding certain disputed working capital amounts.

(ppp)
Reflects a decrease in certain tax accruals no longer required as a result of the sale of broadband assets.

(qqq)
Reflects the gain on disposition of the remaining broadband assets as follows:

Sale proceeds	$19.8
Less: Current assets held for sale	(12.3)
Plus: Other adjustments described above in notes (lll) through (ppp)	29.8

Net gain on sale of remaining assets	$37.3

(rrr)
Reflects a decrease in prepaid fees related to the BRCOM debt exchange offer.

(sss)
Reflects a decrease in accrued interest as of the balance sheet date assuming the BRCOM debt exchange offer was consummated on June 30, 2003.

(ttt)
Reflects the $46.0 million carrying value of the BRCOM 9% Notes as of the balance sheet date that was settled in shares of Cincinnati Bell Common Stock upon consummation of the BRCOM debt exchange offer, offset by additional borrowings of $0.8 million to pay nonrecurring investment banking and legal fees and expenses directly related to the BRCOM debt exchange not previously prepaid. Such investment banking and legal fees have not been reflected in the unaudited pro forma condensed consolidated statement of operations due to the non-recurring nature of the fees.

(uuu)
Reflects the par value of 11,076,707 shares of Cincinnati Bell Common Stock issued upon consummation of the BRCOM debt exchange offer.

(vvv)
Reflects the additional-paid-in capital recorded upon consummation of the BRCOM debt exchange offer at a share price of $5.76 per share of Cincinnati Bell Common Stock, the share price as of September 8, 2003, less the par value of the Cincinnati Bell Common Stock.

(www)
Reflects the net loss incurred upon consummation of the BRCOM debt exchange offer in which 11,076,707 shares of Cincinnati Bell Common Stock were issued on September 8, 2003 at $5.76 per share. The loss on the BRCOM debt exchange offer has not been reflected in the unaudited pro forma condensed consolidated statement of operations, as it is a non-recurring item. The loss is calculated as follows:

Fair value of Cincinnati Bell Common Stock	$63.8
Fees and expenses related to the BRCOM debt exchange offer	1.2
BRCOM 9% Notes	(46.0)
Accrued interest at June 30, 2003	(0.9)

Net loss on BRCOM debt exchange offer	$18.1

(xxx)
Reflects a decrease in prepaid fees related to the BRCOM preferred exchange offer.

(yyy)
Reflects a decrease in dividends payable on the BRCOM Preferred Stock as of the balance sheet date that was settled in shares of Cincinnati Bell Common Stock upon consummation of the BRCOM preferred exchange offer.

(zzz)
Reflects the nonrecurring investment banking and legal fees incurred upon consummation of the BRCOM preferred exchange offer directly related to the BRCOM preferred exchange offer, which increased borrowings under the revolving credit facility, to the extent not previously prepaid.

(aaaa)
Reflects a decrease in minority interest related to the carrying value of the BRCOM Preferred Stock that was settled in shares of Cincinnati Bell Common Stock upon consummation of the BRCOM preferred exchange offer.

(bbbb)
Reflects the par value of 14,148,518 shares of Cincinnati Bell Common Stock issued upon consummation of the BRCOM preferred exchange offer.

(cccc)
Reflects the additional-paid-in capital recorded upon consummation of the BRCOM preferred exchange offer at a share price of $5.76 per common share of Cincinnati Bell Common Stock, the share price as of September 8, 2003. The additional-paid-in-capital is calculated as follows:

BRCOM Preferred Stock	$413.0
Dividends payable on BRCOM Preferred Stock	55.6
Less: Fees Related to BRCOM preferred exchange offer	(8.1)
Less: Par value of Cincinnati Bell Common Stock issued	(0.2)

Additional Paid-in capital	$460.3

(dddd)
Reflects a net increase in deferred financing costs as follows:

Deferred financing costs related to the 7 1/4% Senior Notes offering	$11.2
Deferred financing costs related to credit facilities	(8.2)

Net increase in deferred financing costs	$3.0

  The decrease in deferred financing costs related to the credit facilities is calculated as a reduction of deferred financing costs as of June 30, 2003, based on the proportion of the term facilities prepaid and revolving credit facility permanently paid down from the use of proceeds of the 7 1/4% Senior Notes as follows:

	Deferred financing costs as of June 30, 2003		Projected proportionate repayment of term debt		Reduction in deferred financing costs
Revolving credit facility	$17.8	x	7%	=	$1.3
Term Loan A facility	3.9	x	56%	=	2.2
Term Loan B facility	6.0	x	56%	=	3.4
Term Loan C facility	2.4	x	56%	=	1.3

Total	$30.1				$8.2

(eeee)
Reflects a decrease in short term debt of our term loan facilities as a result of the use of proceeds from the 7 1/4% Senior Notes offering, calculated as follows: a reduction in Term Loan A facility of $119.8 million, a reduction in Term Loan B facility of $1.7 million and a reduction in Term Loan C facility of $0.8 million.

(ffff)
Reflects an increase in long term debt as a result of the use of proceeds from the 7 1/4% Senior Notes offering to reduce our term and revolving credit facilities, calculated as follows: a reduction in Term Loan A facility of $72.2 million, a reduction in Term Loan B facility of $169.6 million, a reduction Term Loan C facility of $75.7 million and a permanent reduction in the revolving credit facility of $49.0 million, offset by an increase in long term debt of $500 million from the issuance of the 7 1/4% Senior Notes.

(gggg)
Reflects the impact on accumulated deficit of the write off of deferred financing fees upon the reduction of the credit facilities resulting from the application of the proceeds of the 7 1/4% Senior Notes offering. Such decrease has not been reflected in the unaudited pro forma condensed consolidated statement of operations due to the non-recurring nature of the transaction.

(hhhh)
Reflects a net decrease in deferred financing costs related to the purchase of the Convertible Subordinated Notes, the prepayment of the existing Term Loan A, B and C facilities, the permanent paydown of a portion of the revolving credit facility, the offering of the notes and the credit facilities amendment, including the Term Loan D facility as follows:

Deferred financing costs related to the Convertible Subordinated Notes	$(1.9)
Deferred financing costs related to the Term Loan A, B and C facilities to be prepaid	(6.5)
Deferred financing costs related to the portion of the revolving credit facility to be permanently paid down	(7.8)
Deferred financing costs related to the offering of the notes	11.8
Deferred financing costs related to Term Loan D facility	1.9

Net decrease in deferred financing costs	$(2.5)

(iiii)
Reflects a decrease in short term debt due to the prepayment of the Term Loan A, B and C facilities of $96.3 million, offset by $5.3 million of additional short term debt related to the issuance of the Term Loan D facility.

(jjjj)
Reflects a net increase in long term debt due to the following:

Long Term Debt
Term Loan A facility prepayment	$(56.9)
Term Loan B facility prepayment	(133.6)
Term Loan C facility prepayment	(59.7)
Revolving credit facility permanent pay down	(178.5)
Fees related to the bank amendment, to be borrowed from the revolving credit facility	1.9
Fees related to the offering of the notes, to be borrowed from the revolving credit facility	11.8
Term Loan D facility	519.7
Gain on extinguishment of Convertible Subordinated Notes	(15.7)

Net increase in long term debt	$89.0

  Each of Term Loan A, B and C facilities will be completely prepaid and the revolving credit facility will be permanently paid down with the proceeds from Term Loan D facility.

  The revolving credit facility will increase as fees and expenses to complete the offering of the notes and the related credit facilities amendment will be borrowed from the revolving credit facility.

  The Term Loan D facility will increase long term debt, as $519.7 million matures more than twelve months from the funding date.

  The Convertible Subordinated Notes will be purchased at 97% of accreted value at the expected closing date of November 19, 2003. For the unaudited pro forma condensed consolidated balance sheet adjustment, we assumed that the Convertible Subordinated Notes would be purchased at 97% of accreted value as of the balance sheet date, or $522.7 million. The related gain on extinguishment of the Convertible Subordinated Notes has not been reflected in the unaudited pro forma condensed consolidated statement of operations, as it is a non-recurring item.

(kkkk)
Reflects a net increase in accumulated deficit due to the write off of deferred financing costs related to the permanent pay down of the revolving credit facility, the prepayment of the Term Loan A, B and C facilities, and the purchase of the Convertible Subordinated Notes, offset by the gain on extinguishment of the Convertible Subordinated Notes.

(5)
RISK FACTORS ASSOCIATED WITH OUR BUSINESS

If we fail to finalize the remaining steps of the restructuring plan, our business, financial condition and results of operations would be adversely affected.

        While we have made substantial progress on our restructuring plan, several steps remain to be completed. Specifically, as part of the sale of our broadband business, we retained certain liabilities and further agreed to indemnify the buyers for specified losses. These liabilities consist of amounts due for taxes, data center lease obligations, legal settlements and post-closing obligations. In addition, our credit facilities and other senior indebtedness impose limitations on the amount we are able to expend on resolving the remaining BRCOM liabilities. On a pro forma basis after giving effect to the transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Information," and after eliminating intercompany activity, as of June 30, 2003, our unrestricted BRCOM subsidiaries would have had assets of $56.4 million and liabilities of $288.6 million. In addition, as of September 30, 2003, we had the ability to invest under our credit facilities and certain other senior indebtedness instruments (including the 16% Notes) an additional $87.9 million in BRCOM. If we are unable to resolve the remaining BRCOM liabilities for an amount less than the value of available BRCOM assets and amounts we are permitted to invest in BRCOM under our credit facilities and certain other senior indebtedness instruments (including the 16% Notes), BRCOM may be forced to seek protection from its creditors under Chapter 11 of the federal bankruptcy code. A bankruptcy filing by BRCOM could have a material adverse effect on BRCOM's ability to pay its creditors, and, among other things, on Cincinnati Bell's reputation, ability to access the capital markets and customer relationships.

(6)    OTHER INFORMATION

The Note Guarantors

        On a pro forma basis after giving effect to the transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Information" and after eliminating intercompany activity, as of June 30, 2003, the Issuer would have had $2,150.7 million of Indebtedness outstanding, $1,610.7 of which, would have been Senior Indebtedness (including the 16% Notes and exclusive of unused commitments under the Credit Agreement); and the Note Guarantors would have had no Senior Indebtedness outstanding (excluding the guarantees of the Credit Agreement, the 16% Notes and the 7 1/4% Notes). Although the indenture contains limitations on the amount of additional Indebtedness that the Issuer or any Note Guarantor may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. The Notes will not be guaranteed by Restricted Subsidiaries of the Issuer that do not Guarantee borrowings by the Issuer under the Credit Agreement or by Unrestricted Subsidiaries. On a pro forma basis after giving effect to the transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Information" and after eliminating intercompany activity, these Subsidiaries would have had $308.4 million of Indebtedness effectively ranking senior to the Notes and the Note Guarantees to the extent of the assets of such Subsidiaries, and approximately 87% of the Issuer's Consolidated assets as of June 30, 2003 and would have generated approximately 84% and 83% of the Issuer's Consolidated revenues for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively, 103% and 102% of the Issuer's consolidated operating income for the year ended December 31, 2002 and the six months ended June 30, 2003, and 72% and 102% of the Issuer's Consolidated EBITDA for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively.

Unrestricted Subsidiaries

        On the closing date of the Offering, BRCOM and its subsidiaries (other than Cincinnati Bell Any Distance Inc.) will be Unrestricted Subsidiaries of the Issuer. Under certain circumstances, the Issuer will be able to designate other current or future direct or indirect Subsidiaries of the Issuer as Unrestricted Subsidiaries. An Unrestricted Subsidiary will not be a Note Guarantor or subject to the restrictive covenants of the Indenture. On a pro forma basis after giving effect to the transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Information" and after eliminating intercompany activity, the Unrestricted Subsidiaries of the Issuer would have had $56.4 million of assets or 4.0% of the Issuer's total assets, as of June 30, 2003; $288.6 million of liabilities, or 9.8% of the Company's total liabilities, as of June 30, 2003; and would have generated approximately $164.0 million and $58.2 million, or 12.5% and 9.3%, of the Company's consolidated revenue for the year ended December 31, 2002 and for the six months ended June 30, 2003, respectively; $(29.4) million and $(6.5) million, or (9.3)% and (3.7)% of the Company's consolidated operating income for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively; and $(23.0) million and $(6.2) million, or (3.3)% and (1.9)%, of the Company's consolidated EBITDA for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively.

D.
FORWARD-LOOKING INFORMATION.

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this Current Report on Form 8K that are not historical facts (including without limitation statements to the effect that we "believe," "expect," "anticipate," "plan," "intend," "foresee," and other similar expressions) are forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those anticipated by us. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions. They are subject to change based upon various factors, including but not limited to the following risks and uncertainties:

  •
  changing market conditions and growth rates within the telecommunications industry or generally within the overall economy;

  •
  world and national events that may affect our ability to provide services or the market for telecommunications services;

  •
  changes in competition in markets in which we operate;

  •
  pressures on the pricing of our products and services;

  •
  advances in telecommunications technology;

  •
  the ability to generate sufficient cash flow to fund our business plan and maintain our networks;

  •
  the ability to refinance our indebtedness when required on commercially reasonable terms;

  •
  changes in the telecommunications regulatory environment;

  •
  changes in the demand for our services and products;

  •
  the demand for particular products and services within the overall mix of products sold, as our products and services have varying profit margins;

  •
  our ability to introduce new service and product offerings in a timely and cost effective basis;

  •
  our ability to attract and retain highly qualified employees;

  •
  our ability to access capital markets and the successful execution of restructuring initiatives; and

  •
  volatility in the stock market, which may affect the value of our stock.

        Should one or more of these or other risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this Current Report on Form 8-K whether as a result of new information, future events or otherwise.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2003	CINCINNATI BELL INC.
	By:	/s/ CHRISTOPHER J. WILSON
Name: Christopher J. Wilson Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release of Cincinnati Bell Inc. dated November 7, 2003

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